Exhibit 4.3

Description of the Registrant’s Securities Registered
Under Section 12 of the Securities Exchange Act of 1934

Greif, Inc., a Delaware corporation (the “Company,” “we” or “our”), has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, namely its Class A Common Stock and Class B Common Stock.
The following description of the Class A Common Stock and Class B Common Stock is based upon and qualified by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and our Second Amended and Restated Bylaws, as amended (the “Bylaws”).  See the Charter and the Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K, for a complete description of the terms and provisions of the Class A Common Stock and Class B Common Stock.
Authorized Capital Stock
We are authorized to issue 197,120,000 shares of capital stock, consisting of 128,000,000 shares of Class A Common Stock, without par value (the “Class A Common Stock”), and 69,120,000 shares of Class B Common Stock, without par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).
The Charter does not authorize the issuance of shares of preferred stock or any other securities.
Voting Rights
The holders of shares of Class B Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Except as described below, the holders of shares of Class A Common Stock have no voting rights and are not entitled to notice of meetings of the stockholders.
The holders of shares of Class A Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders, and are entitled to notice of meetings of the stockholders, if, at any time, four quarterly cumulative dividends upon the Class A Common Stock are in default or unpaid in whole or in part. The voting rights of the Class A Common Stock continue until all arrearages in the payment of cumulative dividends upon the Class A Common Stock have been paid and the dividends thereon for the current dividend have been declared and the funds for the payment thereof set aside. Thereafter, if and when the defaulted dividends are paid in full and provisions made for the payment of current dividend, holders of shares of Class A Common Stock are divested of such voting rights; subject always to the same provisions for the vesting of such voting rights in the case of any similar default or defaults in the payment of four quarterly cumulative dividends upon the Class A Common Stock and the divesting of such voting rights in the event that such default or defaults are cured.
Dividend Rights
The holders of shares of Class A Common Stock are entitled to receive dividends on a cumulative basis on the Class A Common Stock in an amount equal to $0.01 per share per annum, payable quarterly on the first day of January, April, July and October of each year, before any dividend (whether in cash, property, stock or otherwise) may be declared, set apart for payment or paid upon any shares of Class B Common Stock. After the full dividend for a year and any arrearages for preceding years have been declared and paid to, or set apart for, the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock may receive dividends on a noncumulative basis in an amount up to $0.005 per share per annum, subject to the condition that the surplus or net profits of the Company, after the payment of any such dividends on shares of Class B Common Stock, must be at least equal to the sum required for the payment in full of the cumulative dividends on shares of Class A Common Stock for one year. Thereafter, the holders of shares of Common Stock participate in any further distribution of dividends in the proportion of $0.01 per share to the holders of Class A Common Stock and $0.015 per share to the holders of Class B Common Stock.
Dividends upon either class of Common Stock are payable only out of the surplus or net profits of the Company, as determined by the Board of Directors, and only as and when declared by the Board of Directors.

Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock are entitled to be paid cumulative dividends accrued on the Class A Common Stock plus $0.15625 per share before any distribution or payment may be made to the holders of shares of Class B Common Stock. After the full payment to the holders of shares of Class A Common Stock as described in the preceding sentence, the holders of shares of Class B Common Stock are entitled to be paid $0.15625 per share. After payment in full to the holders of Class A Common Stock and Class B Common Stock, as described in the preceding sentences, all remaining assets are distributed to the holders of Common Stock on a pro rata basis.
Other Rights and Preferences
The holders of Common Stock have no preemptive, conversion, or other subscription rights, and the Common Stock does not have any redemption or sinking fund provisions. Holders of shares of Common Stock are not entitled to cumulative voting for the election of directors.
Our Board of Directors is not classified.
Listing
Our shares of Class A Common Stock are listed and traded on the New York Stock Exchange under the trading symbol “GEF”.
Our shares of Class B Common Stock are listed and traded on the New York Stock Exchange under the trading symbol “GEF.B”.
Certain Anti-Takeover Effects
 Certain provisions in our Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company.
 Advance Notice of Proposals and Nominations. Our Bylaws provide for an advance notice procedure for stockholders to nominate persons to stand for election as a director or to bring other business before meetings of our stockholders. Any stockholder wishing to nominate persons to stand for election as a director or to bring other business before meetings must deliver advance written notice and certain other information to our Secretary in accordance with our Bylaws.
Limits on Special Meetings. Our Bylaws provide that special meetings of our stockholders may only be called under certain circumstances described therein. Business transacted at any special meeting will be limited to the purposes specified in the notice calling such meeting.
Takeover Statutes. Section 203 of the Delaware General Corporation Law generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock now owned by the interested stockholder.  Section 203 of the Delaware General Corporation Law applies to the Company.
Exclusive Forum. Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware.